                                                                    EXHIBIT 99-1



         PRESS RELEASE OF THE BANC CORPORATION DATED FEBRUARY 12, 2004

                                   [BANC LOGO]



                THE BANC CORPORATION ANNOUNCES YEAR-END EARNINGS

         BIRMINGHAM, ALABAMA; FEBRUARY 12, 2004: The Banc Corporation (NASDAQ-NMS: TBNC) announced today that it earned $17.5 million, or $.99 per share ($.94 on a diluted basis) during 2003. This compares to a loss of $18.4 million, or $1.09 per share on a basic and diluted basis for 2002. The Banc Corporation had capital of $100.1 million as of December 31, 2003 compared to $76.5 million at year-end 2002, an increase of 31%. The Banc Corporation had Total Risk-Based and Tier 1 Risk-Based Capital and Tier 1 Leverage ratios of 14.1%, 12.6% and 9.7%, respectively at December 31, 2003, compared to 8.8%, 6.5% and 5.5% at December 31, 2002. Book value per common share was $5.31 at December 31, 2003, compared to $4.35 at December 31, 2002. Tangible book value per common share was $4.59 at December 31, 2003 compared to $3.59 at December 31, 2002. As of December 31, 2003, The Banc Corporation had an allowance for loan losses of $25.2 million, or 2.94% of net loans, compared to $27.8 million, or 2.44% of net loans for 2002. Classified loans were 61.6% of The Bank's Tier I Capital plus the Allowance for Loan Losses compared to 85.6% at December 31, 2002. Excluding the classified loans in the Bristol, Florida loan portfolio, the classified loans percentage was 30.8% at December 31, 2003.

           James A. Taylor, Chairman of the Board and Chief Executive Officer of The Banc Corporation stated, "This has been the most significant year in our five-year history. Just over twelve months ago, we uncovered a disastrous set of circumstances in our Bristol, Florida franchise. What has been accomplished by all of our bankers in the last year is nothing short of spectacular. We ended 2003 in a position that few thought possible when we finally closed the books on 2002 in April of last year. We focused on two primary goals for the last eight months of 2003: first, doing all that we could do to make 2004 our most successful year ever; and second, satisfying ourselves and our regulatory authorities that our problems are well behind us and our internal systems, procedures and our personnel are more than adequate to make The Banc Corporation a high-performing institution. We have taken a very pragmatic and disciplined approach to reviewing our balance sheet and making the appropriate adjustments to position us for the future. In January of 2004, we saw our net interest margin improve to 3.57% from 3.15% for the quarter ended December 31, 2003. This is a direct result of the balance sheet repositioning we completed in the fourth quarter. We made the tough decisions. We have streamlined and strengthened our management team and board of directors and together, developed a strategic plan that will move us toward the goals we have set for our company and our shareholders. We have also developed a proven leadership team of "doers," improved our credit quality and enhanced our internal operations. We have dealt with the problems of the past, and we are now profitable, well-capitalized and looking forward to a successful 2004 and beyond where we foresee long term success."

         During the fourth quarter of 2003, The Bank provided $9.8 million to the allowance for loan losses. This provision is the result of an exhaustive review of approximately 90% of The Bank's entire loan portfolio by the Federal Reserve, the Alabama Banking Department and The Bank's internal loan review. The Federal Reserve and Alabama Banking Department completed their second full-scale examination of The Bank in a ten-month period in November of 2003. The Banc Corporation also repaid $33.6 million in Federal Home Loan Bank borrowings that carried an average interest rate of 6.33% and incurred a prepayment penalty in the fourth quarter of approximately $2.5 million. Overall, The Banc Corporation reduced FHLB borrowings during 2003 by approximately $52.3 million with an average rate of 5.83%. An additional $25 million in FHLB borrowings will mature in April of 2004 with an average rate of 5.21%. For the fourth quarter, after the loan loss provision and the Federal Home Loan Bank prepayment penalty, The Banc Corporation lost $8.3 million, or $.49 per share on a basic and diluted basis. This compares to a loss of $16.8 million, or $.97 per share on a basic and diluted basis in the fourth quarter of 2002. Both The Banc Corporation and The Bank remain well above the "well-capitalized" level under applicable regulatory capital standards.

         The Bank's provisions for loan losses were $9.8 million and $21.0 million for the three months and year ended December 31, 2003, respectively. Net loan charge-offs were $8.4 million for the fourth quarter of 2003 and $22.2 million for the year. As of December 31, 2003, classified loans at The Bank had improved to 61.6% of Tier 1 Capital plus the Allowance for Loan Losses compared to 85.6% at December 31, 2002. Loans past due greater than 30 days, net of non-accrual loans, were 2.29% as of the end of the quarter. During the first quarter and second quarter of 2003, management implemented revised credit standards and a new online credit manual, accelerated training and developed a new loan platform system with the assistance of Bankers Systems, all to further enhance credit quality. In the third and fourth quarters, The Bank implemented centralized loan processing and filing for the entire organization. The Bank also began to increase its collection activity in its Special Assets Department during the fourth quarter. This increased activity, including recoveries, will continue in 2004 and is expected to provide benefits throughout the year.

         The Banc Corporation's key credit quality measures improved during the fourth quarter. Non-performing loans in The Bank declined to $32.0 million as of December 31, 2003, down from $34.9 million at September 30, 2003. Non-performing loans as a percentage of loans declined to 3.74% at December 31, 2003 from 3.94% at September 30, 2003. The non-performing loan portfolio includes $29.6 million of non-accrual loans, approximately $18.8 million of which are secured by commercial, residential and other real estate. In addition, the allowance for loan losses includes $8.6 million specifically allocated to the non-accrual portfolio. The ratio of the allowance for loan losses to nonperforming loans improved to 78.6% at December 31, 2003 from 67.9% at September 30, 2003.

         The Banc Corporation's credit quality measures excluding the Bristol portfolio strengthened in the fourth quarter of 2003, as well, continuing an improving trend that began in the second half of 2002. Exclusive of the Bristol portfolio, non-performing loans in The Bank declined to $13.3 million, or 1.85% of loans and other real estate. As noted, classified loans, exclusive of the Bristol portfolio, are 30.8% of the Allowance for Loan Losses plus Tier 1 Capital.

         The Bank transferred the majority of its non-performing loan relationships to the Special Assets Department in the fourth quarter of 2003. The Bank's Special Assets Department has a staff of eight experienced professionals. The department has implemented a new commercial and consumer collections group and is actively engaged in the recovery of charged-off loans and the workout and restructuring of previously identified loans. As a result of the centralization of the workout loans and collection efforts, The Banc Corporation anticipates increased recovery activities in 2004.

         David Carter, Chief Financial Officer of The Banc Corporation and President and Chief Executive Officer of The Bank, stated, "During the fourth quarter, we completed our independent external loan review by Credit Risk Management, bringing the total review coverage of our loan portfolio by regulatory examination teams and outside professional sources during 2003 to 75%. The percentage is approximately 90% including our internal loan review. We have provided additional dollars to our allowance for loan losses as a result of these reviews and our internal analysis and have a dedicated team in place to focus on our recovery efforts. We have made difficult balance sheet decisions, and we firmly believe that these decisions will prove prudent and that our bankers and regulators have already begun to see their benefits. We believe that this deliberate approach to credit quality and balance sheet management will enhance earnings and profitability. We have built a balance sheet that should facilitate future growth not just in 2004 but well into the future. We are asset-sensitive and believe we are well-positioned to take advantage of an expected increase in interest rates in 2004. We expect to have a solid year of earnings in 2004 along with additional recoveries in our loan portfolio. The Bank expects to pay FDIC premiums in 2004 that are at least 50% less than those we paid in the third and fourth quarters of 2003."

         Mr. Carter added, "We did what was necessary to restructure and further increase the quality of our personnel and provide incentives to those charged with ensuring our long-term success. We did this without the issuance of additional shares of common stock, restricted shares or stock option grants at a time when we felt that our stock was significantly undervalued thereby avoiding dilution to our existing shareholder base. We are very pleased with the success that our entire management team and key personnel have achieved throughout these extremely difficult and challenging times. These loyal employees have been most instrumental in guiding The Banc Corporation to a rapid recovery and a return to profitability in less than twelve months."

            During 2004, The Banc Corporation will focus on meeting profit and expense goals and quality asset growth. James A. Taylor, Jr., President and Chief Operating Officer said, "We believe that 2004 will be a very successful year from a results standpoint, and we will continue to focus on new revenue opportunities and additional cost saving ideas. We have worked aggressively to reduce our operating costs while making investments that benefit our customers and our bottom line. During 2003, with the assistance of Alex Sheshunoff Management Services, we completed a full-scale review and evaluation of our entire management team, management structure and boards of directors. Sheshunoff determined that our management team and the board of directors of both The Bank and The Banc Corporation are well-qualified to lead the organization. We also completed a top to bottom risk management assessment of every function within the organization, and we developed a new strategic plan that will take us through the end of 2005 in its current form. We worked diligently alongside our regulatory agencies for more than thirteen weeks during the first and fourth quarters of 2003 to ensure that we and they had thoroughly evaluated our entire organization. We also completed a full-scale audit and review of our Information Technology and Data Processing areas with the assistance of Crowe Chizek, as well as a Federal Reserve examination of these areas. These technology reviews coupled with the relocation of this critical area to our corporate headquarters have improved significantly the effectiveness of these functions."

            With respect to credit risk, Mr. Taylor said, "In December of 2003, we completed the centralization of all loan collateral files in a new state of the art file room in our headquarters building. Our Loan Administration Services Department, which became fully operational in the third quarter of 2003, uploads onto our new loan platform and digitally images all loans made in The Bank. We believe we now have state of the art systems to complement our strong management team and all of our bankers. All of these steps taken over the course of the last twelve months will provide our bankers with the tools necessary to be more efficient and allow them more time to focus on core loan and deposit growth."

             "The team we now have in place is perhaps our greatest asset, and we will continue to evaluate all of our existing personnel to ensure the highest level of competency and integrity. We have opened our new training facility and have introduced our new training curriculum. We conducted 19 separate training sessions during January alone. Our training is designed to provide our bankers with the tools not just to do their jobs well but also to exceed our customers' expectations. We are a community bank, and we are dedicated to providing a level of service that will allow us to be successful in the marketplace. With revenue enhancement and cost containment as our central focus, we will continue to be proactive in identifying internal and external strategic opportunities that will strengthen the Corporation and The Bank, improve efficiencies, enhance shareholder value and provide the greatest return possible," Mr. Taylor added.

                  As of December 31, 2003, The Banc Corporation had total assets of $1.17 billion with $929 million in Alabama and $241 million in Florida. Total deposits were $889.9 million with $659.3 million of those deposits in Alabama and $230.6 million in Florida. Exclusive of the deposits transferred in the sale of the Emerald Coast branches in the third quarter of 2003, deposits for The Bank increased $9.0 million in 2003. Loans decreased $52.0 million during 2003 to $863.3 million, including mortgage loans held for sale and exclusive of the loans sold in the Emerald Coast transaction. The loan portfolio comprised approximately $629 million in Alabama and $234 million in Florida at December 31, 2003. The decrease in loans reflects the internal focus and conservative nature of The Bank's credit function. The Bank has seen increased loan activity in its primary markets so far in 2004 and expects its 2004 loan growth to originate primarily in Birmingham, Huntsville and the eastern Florida panhandle.

            The Bank has continued with its facilities improvement plan. The new Huntsville office and north Alabama headquarters opened in December 2003. The new office provides a very attractive, central location and expanded customer service through added drive-thru lanes and an ATM. The Bank also completed construction of its new Florida headquarters building in Port St. Joe, at the center of the significant St. Joe Company development going on in the dynamic Gulf and Franklin County, Florida markets. The new facility opened in January 2004. The new Florida headquarters provides over 10,000 square feet of office space and features a community room that is available for local community events.

         In previous financial statements and reports, The Banc Corporation had consolidated the two trusts through which it has issued trust preferred securities ("TPS") and reported the TPS as "guaranteed preferred beneficial interests in the Corporation's subordinated debentures" in the statements of condition. The Financial Accounting Standards Board ("FASB") had previously issued FASB Interpretation No. 46 ("FIN 46") and, in December 2003, issued a revision to FIN 46 to clarify certain provisions which affected the accounting for TPS. As a result of the provisions in revised FIN 46, the trusts should be deconsolidated, with the Company accounting for its investment in the trusts as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense. The Banc Corporation had always classified the TPS as debt and the dividends as interest but eliminated its common stock investment and dividends received from the trust. FIN 46 permits and encourages restatement of prior period results, and accordingly, all financial information contained in this release has been adjusted to give effect to the revised provisions of FIN
46. While these changes had no effect on previously reported net interest margin, net income or earnings per share, they increased total interest income and interest expense, as well as total assets and total liabilities.

          The Banc Corporation is a $1.17 billion bank holding company headquartered in Birmingham, Alabama. The Bank, a commercial banking organization, is the principal subsidiary of The Banc Corporation. The Bank has a total of twenty-six branches at nineteen locations throughout the state of Alabama and seven locations along Florida's eastern panhandle.

         Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section

21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).



FOR MORE INFORMATION CONTACT:

Company Contact: Tom Jung, Sr. Vice President & Director of Marketing and Investor Relations, Tel. # (205) 327-3547

                              THE BANC CORPORATION
                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Dollars in thousands, except per share data)


                                                         As of December 31,
                                                   ----------------------------
                                                      2003              2002
                                                   ----------        ----------
                                                  (UNAUDITED)

SELECTED STATEMENT OF FINANCIAL CONDITION DATA:

Total assets                                       $1,171,626        $1,406,800
Loans, net of unearned income                         856,941         1,138,537
Allowance for loan losses                              25,174            27,766
Investment securities                                 141,601            73,125
Deposits                                              889,935         1,107,798
Advances from FHLB and other borrowings               131,919           174,922
Long-term debt                                          1,925                --
Subordinated debentures                                31,959            31,959
Stockholders' Equity                                  100,122            76,541


                                                              As of and for the Three-Months              As of and for the Year
                                                                    Ended December 31,                      Ended December 31,
                                                              ------------------------------          -----------------------------
                                                                 2003                2002                2003               2002
                                                              ----------          ----------          ----------         ----------
                                                             (UNAUDITED)                              (UNAUDITED)
SELECTED STATEMENT OF  OPERATIONS DATA:

Interest income                                               $   15,524          $   20,857          $   76,213         $   88,548
Interest expense                                                   6,918               9,816              33,487             40,510
                                                              ----------          ----------          ----------         ----------
     Net interest income                                           8,606              11,041              42,726             48,038
Provision for loan losses                                          9,800              32,770              20,975             51,852
Noninterest income                                                 2,606               5,265              62,856             15,123
Prepayment penalties - FHLB advances                               2,532                --                 2,532               --
Noninterest expense                                               13,838              11,439              55,398             42,669
                                                              ----------          ----------          ----------         ----------
    Income (loss) before income taxes                            (14,958)            (27,903)             26,677            (31,360)
Income tax expense (benefit)                                      (6,664)            (11,050)              9,178            (12,959)
                                                              ----------          ----------          ----------         ----------
    Net income (loss)                                         $   (8,294)         $  (16,853)         $   17,499         $  (18,401)
                                                              ==========          ==========          ==========         ===========

PER SHARE DATA:
Net income (loss) - basic (6)                                 $    (0.49)         $    (0.97)         $     0.99         $    (1.09)
                                      - diluted (6)(7)        $    (0.49)         $    (0.97)         $     0.95         $    (1.09)
Weighted average shares outstanding - basic                       17,537              16,853              17,492             16,829
Weighted average shares outstanding - diluted (7)                 17,537              16,853              18,137             16,829
Common book value per share at period end                     $     5.31          $     4.35          $     5.31         $     4.35
Tangible common book value per share at period end            $     4.59          $     3.59          $     4.59         $     3.59
Preferred shares outstanding at period end                            62                --                    62               --
Common shares outstanding at period end                           17,695              17,605              17,695             17,605

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets(1)                                       -2.72%              -4.77%                1.29%            -1.82%
Return on average stockholders' equity(1)                         (30.43)             (69.39)              19.08             (26.59)
Net interest margin(1)(2)(3)                                        3.15                3.49                3.50               3.93
Net interest spread(1)(3)(4)                                        2.93                3.28                3.35               3.70
Noninterest income to average assets(1)                             0.85                1.49                4.62               1.49
Noninterest expense to average assets(1)                            5.36                3.24                4.26               4.21
Efficiency ratio (5)                                              123.32               69.96               96.49              67.34
Average loan to average deposit ratio                              99.29              104.07              100.69             105.35
Average interest-earning assets to average
   interest bearing liabilities                                   108.46              106.55              105.82             107.04

ASSETS QUALITY RATIOS:
Allowance for loan losses to nonperforming loans                   78.59%             143.12%              78.59%            143.12%
Allowance for loan losses to loans, net of unearned
     income                                                         2.94                2.44                2.94               2.44
Nonperforming loans to loans, net of unearned
     income                                                         3.74                2.32                3.74               2.32
Nonaccrual loans to loans, net of unearned
     income                                                         3.46                2.17                3.46               2.17
Net loan charge-offs to average loans(1)                            3.71                7.67                2.21               3.35
Net loan charge-offs as a percentage of:
   Provision for loan losses                                       85.10               67.86              111.87              72.69
   Allowance for loan losses(1)                                   131.44              317.74               93.21             135.74


(1)-    Annualized for three month periods ended December 31, 2003 and 2002.

(2)-    Net interest income divided by average earning assets.

(3)-    Calculated on a tax equivalent basis.

(4)- Yield on average interest earning assets less rate on average interest bearing liabilities.

(5)- Efficiency ratio is calculated by dividing noninterest expense, adjusted for FHLB prepayment penalties, by noninterest income, adjusted for gain on sale of branches, plus net interest income on a fully tax equivalent basis.

(6)- Earnings per share has been calculated on net income(loss) adjusted for the $219,000 preferred stock dividend.

(7)- Common stock equivalents of 1,046,000, 287,000 and 645,000 were not included in computing diluted earnings per share for the three-month periods ended December 31, 2002 and 2003, and the twelve month period ended December 31, 2002, respectively, because their effects were antidilutive.

                     THE BANC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)

                                                                                               As of
                                                                                  -------------------------------
                                                                                            DECEMBER 31,
                                                                                  -------------------------------
                                                                                     2003                 2002
                                                                                  -----------         -----------
                                                                                  (UNAUDITED)
ASSETS
Cash and due from banks                                                           $    31,679         $    45,365
Interest bearing deposits in other banks                                               11,869              10,025
Federal funds sold                                                                       --                11,000
Investment securities available for sale                                              141,601              71,129
Investment securities held to maturity                                                   --                 1,996
Mortgage loans held for sale                                                            6,408                 764
Loans, net of unearned income                                                         856,941           1,138,537
Less: Allowance for loan losses                                                       (25,174)            (27,766)
                                                                                  -----------         -----------
        Net loans                                                                     831,767           1,110,771
                                                                                  -----------         -----------
Premises and equipment, net                                                            57,979              61,849
Accrued interest receivable                                                             5,042               6,903
Stock in FHLB and Federal Reserve Bank                                                  8,499              10,903
Other assets                                                                           76,782              76,095
                                                                                  -----------         -----------

        TOTAL ASSETS                                                              $ 1,171,626         $ 1,406,800
                                                                                  ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                            $    86,100         $   119,088
   Interest-bearing                                                                   803,835             988,710
                                                                                  -----------         -----------
       TOTAL DEPOSITS                                                                 889,935           1,107,798

Advances from FHLB                                                                    121,090             173,750
Other borrowed funds                                                                   10,829               1,172
Long-term debt                                                                          1,925                --
 Subordinated debentures                                                               31,959              31,959
Accrued expenses and other liabilities                                                 15,766              15,580
                                                                                  -----------         -----------
        TOTAL LIABILITIES                                                           1,071,504           1,330,259

Stockholders' Equity
  Preferred stock, par value $.001 per share; authorized 5,000,000 shares;
     shares issued 62,000 at December 31, 2003                                           --                  --
  Common stock, par value $.001 per share; authorized 25,000,000 shares;
     shares issued 18,018,202 and 18,009,002, respectively;
     outstanding 17,694,595 and 17,605,124, respectively                                   18                  18
  Surplus - preferred                                                                   6,193                --
          - common stock                                                               68,364              68,315
  Retained Earnings                                                                    28,850              11,571
  Accumulated other comprehensive (loss)income                                           (180)                550
  Treasury stock, at cost                                                                (501)               (808)
  Unearned ESOP stock                                                                  (1,974)             (2,153)
  Unearned restricted stock                                                              (648)               (952)
                                                                                  -----------         -----------
        TOTAL STOCKHOLDERS' EQUITY                                                    100,122              76,541
                                                                                  -----------         -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 1,171,626         $ 1,406,800
                                                                                  ===========         ===========

                     THE BANC CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         THREE MONTHS ENDED                   YEAR ENDED
                                                                             DECEMBER 31                      DECEMBER 31
                                                                     --------------------------       -------------------------
                                                                        2003             2002            2003            2002
                                                                     -----------       --------       -----------      --------
                                                                     (UNAUDITED)                      (UNAUDITED)
INTEREST INCOME
Interest and fees on loans                                            $ 14,013         $ 19,821         $71,335        $ 84,337
Interest on investment securities
  Taxable                                                                1,296              700           3,696           2,857
  Exempt from Federal income tax                                            18               84             185             392
Interest on federal funds sold                                              40               80             298             350
Interest and dividends on other investments                                157              172             699             612
                                                                      --------         --------         -------        --------
   Total interest income                                                15,524           20,857          76,213          88,548

INTEREST EXPENSE
Interest on deposits                                                     4,324            6,995          22,368          29,276
Interest on other borrowed funds                                         1,968            2,174           8,597           8,626
Subordinated debentures                                                    626              647           2,522           2,608
                                                                      --------         --------         -------        --------
  Total interest expense                                                 6,918            9,816          33,487          40,510
                                                                      --------         --------         -------        --------
        NET INTEREST INCOME                                              8,606           11,041          42,726          48,038

Provision for loan losses                                                9,800           32,770          20,975          51,852
                                                                      --------         --------         -------        --------

     NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES         (1,194)         (21,729)         21,751          (3,814)

NONINTEREST INCOME
Service charges and fees on deposits                                     1,054            1,307           5,814           5,848
Mortgage banking income                                                    546            1,028           4,034           3,253
Gain (loss) on sale of securities                                         (170)             100             588             627
Gain on sale of branches                                                  --               --            48,264            --
Litigation settlement                                                     --              1,082            --             1,082
Other income                                                             1,176            1,748           4,156           4,313
                                                                      --------         --------         -------        --------

    TOTAL NONINTEREST INCOME                                             2,606            5,265          62,856          15,123

NONINTEREST EXPENSES
Salaries and employee benefits                                           6,095            5,649          29,461          23,495
Occupancy, furniture and equipment expense                               1,920            1,796           8,115           7,260
Prepayment penalty on FHLB advances                                      2,532             --             2,532            --
Other                                                                    5,823            3,994          17,822          11,914
                                                                      --------         --------         -------        --------

    TOTAL NONINTEREST EXPENSES                                          16,370           11,439          57,930          42,669
                                                                      --------         --------         -------        --------

        Income (loss) before income taxes                              (14,958)         (27,903)         26,677         (31,360)

INCOME TAX EXPENSE (BENEFIT)                                            (6,664)         (11,050)          9,178         (12,959)
                                                                      --------         --------         -------        --------

        NET INCOME (LOSS)                                             $ (8,294)        $(16,853)        $17,499        $(18,401)
                                                                      ========         ========         =======        ========

BASIC NET INCOME (LOSS) PER SHARE                                     $  (0.49)        $  (0.97)        $  0.99        $  (1.09)
                                                                      ========         ========         =======        ========
DILUTED NET INCOME (LOSS) PER SHARE                                   $  (0.49)        $  (0.97)        $  0.95        $  (1.09)
                                                                      ========         ========         =======        ========

AVERAGE COMMON SHARES OUTSTANDING                                       17,537           16,853          17,492          16,829
AVERAGE COMMON SHARES OUTSTANDING, ASSUMING DILUTION                    17,537           16,853          18,137          16,829
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